024 Putnam OTC & Emerging Growth Fund attachment
7/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended July 31, 2005, Putnam management has assumed $74,556 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A	100,050
Class B	29,197
Class C	2,094

74U2 (000s omitted)

Class M	27,421
Class R	10
Class Y	5,572

74V1

Class A	7.65
Class B	6.77
Class C	7.30

74V2

Class M	7.14
Class R	7.62
Class Y	7.88